EXHIBIT 99.1




                              FOR IMMEDIATE RELEASE


                            ARKANSAS BEST CORPORATION
                        ANNOUNCES FIRST QUARTER RESULTS;
                        ABF(R)'S OPERATING RATIO IS 96.6%

         (Fort Smith, Arkansas, April 21, 2003) -- Arkansas Best Corporation (Nasdaq: ABFS) today announced that it had a first quarter 2003 net loss of $734,000, or $0.03 per common share which included a $9.0 million pre-tax ($0.22 per common share) charge related to Arkansas Best's interest rate swap on $110.0 million of the company's borrowings. At the end of this month, a significant amount of that debt will be paid off using the proceeds associated with Arkansas Best's sale of its interest in Wingfoot Commercial Tire Systems, LLC to The Goodyear Tire & Rubber Company. Following this payment by Goodyear, Arkansas Best's debt will be substantially below the $110.0 million level on which interest payments were hedged with the interest rate swap. As a result, until the interest rate swap matures on April 1, 2005, it will be accounted for in Arkansas Best's income statement.

         ABF Freight System(R), the company's largest subsidiary, had a first quarter 2003 operating ratio of 96.6 which was 1.5 percentage points better than in the first quarter of 2002. First quarter 2003 operating income at ABF was $11.1 million compared to $5.5 million during the first quarter of 2002. "While ABF's first quarter profits doubled in a sluggish economy, their results could have been even better had they not experienced unusually severe weather and incurred higher workers' compensation costs," said Robert A. Young III, Arkansas Best President and Chief Executive Officer. On a per share basis, adverse weather accounted for approximately $0.05 per common share and workers' compensation costs amounted to $0.06 per common share.

         For the first quarter of 2002, income before the cumulative effect of an accounting change related to goodwill impairment was $1.5 million, or $0.06 per diluted common share. Including the non-cash impairment charge of $23.9 million ($0.95 per diluted common share, net of taxes), which was related to impaired goodwill associated with its Clipper subsidiary, Arkansas Best had a first quarter 2002 net loss of $22.5 million, or $0.89 per diluted common share.

ABF FREIGHT SYSTEM, INC.

         ABF's revenue during the first quarter of 2003 was $324.2 million, a per-day increase of 12.3%, compared to first quarter 2002 revenue of $288.6 million. Billed LTL revenue per hundredweight, excluding fuel surcharge, was $22.54, an increase of 6.4% over last year's first quarter figure of $21.19. Approximately one-half of this increase was a result of changes in the profile of freight handled. These changes have occurred, primarily, as a result of business ABF added following the September 2002 closure of Consolidated Freightways.

         ABF's LTL tonnage per day increased 2.7% during the first three months of 2003 compared to the same period last year. This is approximately 1.6 percentage points less than would have been expected based on normal seasonal trends from the fourth quarter to the first quarter. "In the first quarter, ABF continued to maintain pricing discipline," said Mr. Young. "Though tonnage levels are soft, ABF does not intend to handle additional freight that does not contribute profitably to the bottom line."

         During this year's first quarter, ABF was adversely affected by unusually bad weather. A major storm in the Upper Midwest, Northeast and Atlantic Coast regions around February 17 closed three of ABF's distribution centers and three of ABF's major line-haul relay locations for almost two days. In addition, 38 of ABF's service centers were fully or partially closed due to this storm. Operations were also affected by storms in the Southeast during mid-January and in the Rocky Mountain region during mid-March. The impact on operating income of lost revenue and increased costs at ABF related to the first quarter bad weather was approximately $2.0 million. "The unfavorable weather ABF experienced during this year's first quarter was the worst we've seen during this period in the last three or four years," said Mr. Young. "The February 17 storm was particularly severe because it shut down several key locations in ABF's network, disrupting freight flows across the system."

         During the first quarter of 2003, workers' compensation costs were $2.5 million greater than in the first quarter of 2002 due primarily to deterioration in claims experience resulting from more increases on existing claims and greater severity of new claims. The increase in new claim severity was related to two large ABF workers' compensation claims whose costs totaled $1.1 million.

         ABF's non-union pension expense increased by approximately $1.0 million during the first quarter of 2003. This quarterly figure was in line with Arkansas Best's previous statement that it anticipated these costs to increase by approximately $4.0 million in 2003 versus 2002. ABF's non-union salary expense increased by $1.4 million during the first quarter of 2003, due to the normal annual cost-of-living increases.

         Compared to the first quarter of 2002, average daily shipments moving in two-day transit time lanes increased 1.2% versus a 9.4% increase in ABF's longer-haul business. "Changes in these statistics continue to be affected by the longer-haul profile of business added as a result of the CF closure," said Mr. Young.

         "ABF's level of dock, street and yard productivity was negatively impacted by the quarter's bad weather," said Mr. Young. "Productivity measures at ABF were about one percent less than in the same period last year, with greater negative effects on fringe costs."

         "In addition to the impact of adverse weather on ABF's business, it appears that the economy has experienced some deterioration in the last few months," said Mr. Young. "Since last September, it has been difficult for ABF to differentiate the impact of additional CF business and the changes in the economy. However, it does appear that the economy has moderately declined during the last few months," said Mr. Young. "ABF will continue to maintain its emphasis on individual account profitability when reviewing existing business and when considering potential new business. As a result, ABF will be well positioned when economic factors do improve."

         On March 28, the Motor Freight Carriers Association, the national trade association representing the unionized general freight carriers, announced that the new National Master Freight Agreement had received an overwhelming ratification vote from the freight membership of the Teamsters Union and from the member carriers. This contract, which took effect on April 1 of this year, will provide ABF with labor agreement stability for the next five years.

         On March 31, as previously announced, Brian Shutt, manager of security for ABF Freight System, was selected by the American Trucking Associations (ATA) as the 2003 "Security Professional of the Year." According to the ATA, this new award was created "to honor and reward the significant achievements and contributions of individuals who reduce cargo theft and implement a strong security program." "We are proud of Brian's recognition by the trucking industry," said Mr. Young.

         On April 9, ATA also announced the 2003 America's Road Team, a select group of 13 professional drivers who present a message of highway safety to the public. Among its prestigious members are two ABF drivers: Ruben Armendariz and Garland Woods. In addition, ABF's Otto Schmeckenbecher was named as the alternate. "We are very proud of these three ABF drivers, who have been recognized for significant achievements in highway safety, professionalism and customer responsiveness," said Mr. Young. "We are also pleased that the significant accomplishments of these gentlemen are repeated daily by thousands of employees across ABF's North American system."

CLIPPER

         Clipper's first quarter 2003 revenue was $28.5 million versus $25.9 million during the first quarter of 2002, an increase of 10.1%. Clipper's first quarter 2003 operating ratio was 101.7% compared to a 2002 first quarter operating ratio of 102.9%. "In a poor economic environment, Clipper was able to significantly increase its revenue base while reducing its first quarter operating loss. Clipper has been working to improve its revenue mix by eliminating unprofitable accounts and by raising prices on its existing business when appropriate. Clipper's direct cost controls have also improved," said Mr. Young. "When the economy improves, the steps Clipper continues taking to better manage both its revenues and costs should positively affect its bottom line."

SALE OF WINGFOOT INTEREST

         On March 19, Arkansas Best Corporation announced that it had notified Goodyear of its intention to sell its 19% ownership interest in Wingfoot to Goodyear for a cash price of $71.3 million. Arkansas Best anticipates closing the transaction and receiving the proceeds from Goodyear on April 28, 2003. Upon the closing of the transaction, Arkansas Best expects to record a pre-tax gain of approximately $12 million ($8.4 million after tax, or $0.33 per diluted common share) in the second quarter of 2003. Arkansas Best expects to use the proceeds to reduce the outstanding debt under its credit agreement, which was $85.0 million at March 31, 2003.

COMMON STOCK PURCHASE

         During the first quarter of 2003, Arkansas Best made open market purchases, totaling 100,000 shares, of its common stock. The total purchase price for these transactions was $2.3 million. This was a part of Arkansas Best's previously announced program to repurchase up to a maximum of $25 million of its common stock. These common shares were added to the company's treasury stock.

CONFERENCE CALL

         Arkansas Best Corporation will host a conference call with company executives to discuss the 2003 first quarter results. The call will be today, Monday, April 21, at 11:00 a.m. EDT. Interested parties are invited to listen by calling (877) 275-1257. Following the call, a recorded playback will be available through the end of April. To listen to the playback, dial (800) 642-1687. The conference call ID for the playback is 9587974. The conference call and playback can also be accessed, through Wednesday, April 30, on Arkansas Best's Internet Web site at www.arkbest.com.

COMPANY DESCRIPTION

         Arkansas Best Corporation, headquartered in Fort Smith, Arkansas, is a diversified transportation holding company with two primary operating subsidiaries. ABF Freight System, Inc., in continuous service since 1923, provides national transportation of less-than-truckload ("LTL") general commodities throughout North America. Clipper is an intermodal marketing company that provides domestic freight services utilizing rail and over-the-road transportation.

FORWARD-LOOKING STATEMENTS

         THE FOLLOWING IS A "SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Statements contained in this press release that are not based on historical facts are "forward-looking statements." Terms such as "estimate," "forecast," "expect," "predict," "plan," "anticipate," "believe," "intend," "should," "would," "scheduled," and similar expressions and the negatives of such terms are intended to identify forward-looking statements. Such statements are by their nature subject to uncertainties and risk, including, but not limited to, union relations; availability and cost of capital; shifts in market demand; weather conditions; the performance and needs of industries served by Arkansas Best's subsidiaries; actual future costs of operating expenses such as fuel and related taxes; self-insurance claims and employee wages and benefits; actual costs of continuing investments in technology; the timing and amount of capital expenditures; competitive initiatives and pricing pressures; general economic conditions; and other financial, operational and legal risks and uncertainties detailed from time to time in the Company's Securities and Exchange Commission ("SEC") public filings.

         The following tables show financial data and operating statistics on Arkansas Best Corporation and its subsidiary companies.

ARKANSAS BEST CORPORATION
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
--------------------------------------------------------------------------------

                                                                                           THREE MONTHS ENDED
                                                                                                MARCH 31
                                                                                        2003                 2002
                                                                                   ----------------    ----------------
                                                                                   ($ THOUSANDS, EXCEPT PER SHARE DATA)
OPERATING REVENUES
   Transportation operations ...................................................   $        352,700    $        314,503
   Service and other ...........................................................              6,877               5,695
                                                                                   ----------------    ----------------
                                                                                            359,577             320,198
                                                                                   ----------------    ----------------

OPERATING EXPENSES AND COSTS
   Transportation operations ...................................................            342,106             310,029
   Service and other ...........................................................              7,617               5,351
                                                                                   ----------------    ----------------
                                                                                            349,723             315,380
                                                                                   ----------------    ----------------

OPERATING INCOME ...............................................................              9,854               4,818

OTHER INCOME (EXPENSE)
   Fair value of interest rate swap(1) .........................................             (9,036)                 --
   Interest expense ............................................................             (1,940)             (2,049)
   Other, net ..................................................................               (112)               (303)
                                                                                   ----------------    ----------------
                                                                                            (11,088)             (2,352)
                                                                                   ----------------    ----------------

INCOME (LOSS) BEFORE INCOME TAXES ..............................................             (1,234)              2,466

FEDERAL AND STATE INCOME TAXES
   Current .....................................................................               (175)             (4,989)
   Deferred ....................................................................               (325)              6,005
                                                                                   ----------------    ----------------
                                                                                               (500)              1,016
                                                                                   ----------------    ----------------

INCOME (LOSS) BEFORE CUMULATIVE EFFECT OF CHANGE
  IN ACCOUNTING PRINCIPLE ......................................................               (734)              1,450
                                                                                   ----------------    ----------------

CUMULATIVE EFFECT OF CHANGE IN
  ACCOUNTING PRINCIPLE, NET OF TAX BENEFITS OF $13,580(2) ......................                 --             (23,935)
                                                                                   ----------------    ----------------

NET LOSS FOR COMMON STOCKHOLDERS ...............................................   $           (734)   $        (22,485)
                                                                                   ================    ================

NET INCOME (LOSS) PER COMMON SHARE
BASIC:
    Income (loss) before cumulative effect of change in accounting principle ...   $          (0.03)   $           0.06
    Cumulative effect of change in accounting principle, net of tax ............                 --               (0.97)
                                                                                   ----------------    ----------------
NET LOSS PER SHARE .............................................................   $          (0.03)   $          (0.91)
                                                                                   ----------------    ----------------

AVERAGE COMMON SHARES OUTSTANDING (BASIC) ......................................         24,892,430          24,584,022
                                                                                   ================    ================

DILUTED:
    Income (loss) before cumulative effect of change in accounting principle ...   $          (0.03)   $           0.06
    Cumulative effect of change in accounting principle, net of tax ............                 --               (0.95)
                                                                                   ----------------    ----------------
NET LOSS PER SHARE .............................................................   $          (0.03)   $          (0.89)
                                                                                   ----------------    ----------------

  AVERAGE COMMON SHARES OUTSTANDING (DILUTED) ..................................         24,892,430          25,334,995
                                                                                   ================    ================

CASH DIVIDENDS PAID PER COMMON SHARE ...........................................   $           0.08    $             --
                                                                                   ================    ================

(1) Included in the fair value of the interest rate swap is a pre-tax non-cash charge of $8.5 million, due to no longer forecasting interest payments on $110.0 million of borrowings.

(2) In the first quarter of 2002, the Company recognized a non-cash impairment loss of $23.9 million, net of taxes, due to the write-off of Clipper goodwill.

ARKANSAS BEST CORPORATION
CONSOLIDATED BALANCE SHEETS
--------------------------------------------------------------------------------

                                                                                 MARCH 31         DECEMBER 31
                                                                                   2003              2002
                                                                              ---------------   ---------------
                                                                                (UNAUDITED)          NOTE
                                                                                         ($ THOUSANDS)
ASSETS

CURRENT ASSETS
   Cash and cash equivalents ..............................................   $         4,041   $        39,644
   Accounts receivable, less allowances (2003 - $2,805; 2002 - $2,942) ....           132,624           130,769
   Prepaid expenses .......................................................            15,867             7,787
   Deferred income taxes ..................................................            23,844            26,443
   Other ..................................................................             4,308             3,729
                                                                              ---------------   ---------------
      TOTAL CURRENT ASSETS ................................................           180,684           208,372

PROPERTY, PLANT AND EQUIPMENT
   Land and structures ....................................................           225,198           223,107
   Revenue equipment ......................................................           345,692           343,100
   Service, office and other equipment ....................................            93,969            91,054
   Leasehold improvements .................................................            12,029            12,983
                                                                              ---------------   ---------------
                                                                                      676,888           670,244
   Less allowances for depreciation and amortization ......................           341,829           330,841
                                                                              ---------------   ---------------
                                                                                      335,059           339,403

INVESTMENT IN WINGFOOT ....................................................            59,341            59,341

OTHER ASSETS ..............................................................            86,715            82,242

ASSETS HELD FOR SALE ......................................................             3,200             3,203

GOODWILL, less accumulated amortization
  (2003 and 2002 - $32,037) ...............................................            63,832            63,811
                                                                              ---------------   ---------------

                                                                              $       728,831   $       756,372
                                                                              ===============   ===============

Note: The balance sheet at December 31, 2002 has been derived from the audited financial statements at that date, but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

ARKANSAS BEST CORPORATION
CONSOLIDATED BALANCE SHEETS - CONTINUED
--------------------------------------------------------------------------------

                                                                                      MARCH 31           DECEMBER 31
                                                                                        2003                2002
                                                                                   ---------------    ---------------
                                                                                     (UNAUDITED)            NOTE
                                                                                              ($ THOUSANDS)
LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
   Bank overdraft and drafts payable ...........................................   $         4,940    $         7,808
   Accounts payable ............................................................            60,683             58,442
   Federal and state income taxes ..............................................             1,124              5,442
   Accrued expenses ............................................................           124,550            123,294
   Current portion of long-term debt ...........................................               332                328
                                                                                   ---------------    ---------------
      TOTAL CURRENT LIABILITIES ................................................           191,629            195,314

LONG-TERM DEBT, less current portion ...........................................            87,100            112,151

FAIR VALUE OF INTEREST RATE SWAP ...............................................             9,436              9,853

OTHER LIABILITIES ..............................................................            59,742             59,938

DEFERRED INCOME TAXES ..........................................................            24,366             23,656

FUTURE MINIMUM RENTAL COMMITMENTS, NET
  (as of March 31, 2003 - $43,100) .............................................                --                 --

OTHER COMMITMENTS AND CONTINGENCIES (NONE) .....................................                --                 --

STOCKHOLDERS' EQUITY
   Common stock, $.01 par value, authorized 70,000,000 shares;
      issued 2003:  25,001,981; 2002:  24,972,086 shares .......................               250                250
   Additional paid-in capital ..................................................           211,950            211,567
   Retained earnings ...........................................................           151,729            154,455
   Treasury stock, at cost, 2003: 159,782 shares; 2002:  59,782 shares .........            (3,299)              (955)
   Accumulated other comprehensive loss ........................................            (4,072)            (9,857)
                                                                                   ---------------    ---------------
      TOTAL STOCKHOLDERS' EQUITY ...............................................           356,558            355,460
                                                                                   ---------------    ---------------

                                                                                   $       728,831    $       756,372
                                                                                   ===============    ===============

Note: The balance sheet at December 31, 2002 has been derived from the audited financial statements at that date, but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

ARKANSAS BEST CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
--------------------------------------------------------------------------------

                                                                               THREE MONTHS ENDED
                                                                                    MARCH 31
                                                                              2003               2002
                                                                         ---------------    ---------------
                                                                                   ($ THOUSANDS)
OPERATING ACTIVITIES
   Net loss ..........................................................   $          (734)   $       (22,485)
   Adjustments to reconcile net loss to net cash
     provided by operating activities:
      Change in accounting principle, net of tax .....................                --             23,935
      Depreciation and amortization ..................................            12,332             12,389
      Other amortization .............................................                86                 45
      Provision for losses on accounts receivable ....................               176                461
      Provision for deferred income taxes ............................              (325)             6,005
      Fair value of interest rate swap ...............................             9,036                 --
      Loss on sales of assets and other ..............................               126                110
      Changes in operating assets and liabilities:
         Receivables .................................................            (1,991)            (8,365)
         Prepaid expenses ............................................            (8,080)            (9,689)
         Other assets ................................................            (5,510)              (273)
         Accounts payable, bank drafts payable, taxes payable,
           accrued expenses and other liabilities ....................              (118)            (8,507)
                                                                         ---------------    ---------------
NET CASH PROVIDED (USED) BY OPERATING ACTIVITIES .....................             4,998             (6,374)
                                                                         ---------------    ---------------

INVESTING ACTIVITIES
   Purchases of property, plant and equipment,
     less capitalized leases and notes payable .......................            (7,574)           (10,131)
   Proceeds from asset sales .........................................               253                815
   Capitalization of internally developed software and other .........              (893)            (1,344)
                                                                         ---------------    ---------------
NET CASH USED BY INVESTING ACTIVITIES ................................            (8,214)           (10,660)
                                                                         ---------------    ---------------

FINANCING ACTIVITIES
   Borrowings under revolving credit facilities ......................             9,700             54,000
   Payments under revolving credit facilities ........................           (34,700)           (45,600)
   Payments on long-term debt ........................................               (47)            (1,990)
   Retirement of bonds ...............................................                --             (4,983)
   Net increase (decrease) in bank overdraft .........................            (3,351)             2,935
   Dividends paid on common stock ....................................            (1,992)                --
   Purchase of treasury stock ........................................            (2,344)                --
   Other, net ........................................................               347              1,668
                                                                         ---------------    ---------------
NET CASH (USED) PROVIDED  BY FINANCING ACTIVITIES ....................           (32,387)             6,030
                                                                         ---------------    ---------------

NET DECREASE IN CASH AND CASH EQUIVALENTS ............................           (35,603)           (11,004)
   Cash and cash equivalents at beginning of period ..................            39,644             14,860
                                                                         ---------------    ---------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD ...........................   $         4,041    $         3,856
                                                                         ===============    ===============

ARKANSAS BEST CORPORATION
FINANCIAL STATEMENT REVENUES, OPERATING INCOME,
OPERATING RATIOS, AND FINANCIAL STATISTICS (UNAUDITED)
--------------------------------------------------------------------------------

                                                             THREE MONTHS ENDED
                                                                 MARCH 31
                                                          2003                2002
                                                     ---------------     ---------------
                                                                ($ THOUSANDS)
FINANCIAL STATEMENT REVENUES

   ABF Freight System, Inc.(1)
      LTL ........................................   $       300,178     $       264,850
      TL .........................................            24,039              23,791
                                                     ---------------     ---------------
      Total ......................................   $       324,217     $       288,641
                                                     ===============     ===============

   Clipper .......................................            28,492              25,869

FINANCIAL STATEMENT OPERATING INCOME (LOSS)

   ABF Freight System, Inc.(1) ...................   $        11,089     $         5,543
   Clipper .......................................              (487)               (743)

OPERATING RATIOS

   ABF Freight System, Inc.(1) ...................              96.6%               98.1%
   Clipper .......................................             101.7%              102.9%

(1) Includes U.S., Canadian and Puerto Rican operations of ABF affiliates.



                                                                           ROLLING TWELVE MONTHS
                                                                                  ENDED
                                                                               MARCH 31, 2003
                                                                           ---------------------
FINANCIAL STATISTICS

After Tax Return on Stockholders' Equity (net income / average equity) ....             11.40%

Debt to Equity Ratio ......................................................            0.25:1

After Tax Return on Capital Employed (1) ..................................             10.21%

(1) (Net income + interest after tax) / (average total debt + average equity)

ABF FREIGHT SYSTEM, INC.
OPERATING STATISTICS
FOR THE THREE MONTHS ENDED MARCH 31, 2003
--------------------------------------------------------------------------------

                                                                                     THREE MONTHS ENDED MARCH 31
                                                                                  2003           2002        % CHANGE
                                                                               -----------    ----------     ---------
Billed Revenue/CWT         LTL............................................     $     23.59    $     21.38       10.4%
                           TL.............................................     $      8.36    $      7.68        8.9%
                           Total..........................................     $     20.79    $     18.64       11.6%

Billed Revenue/CWT         LTL............................................     $     22.54    $     21.19        6.4%
  (w/o FSC)                TL.............................................     $      8.14    $      7.64        6.5%
                           Total..........................................     $     19.89    $     18.48        7.6%

Billed Revenue/Shipment    LTL............................................     $    228.32    $    214.49        6.4%
                           TL.............................................     $  1,348.43    $  1,250.83        7.8%
                           Total..........................................     $    243.30    $    230.21        5.7%

Billed Revenue/Shipment    LTL............................................     $    218.12    $    212.57        2.6%
  (w/o FSC)                TL.............................................     $  1,312.97    $  1,244.19        5.5%
                           Total..........................................     $    232.77    $    228.22        2.0%

Tonnage                    LTL............................................         639,198        622,104        2.7%
(tons)                     TL.............................................         144,418        155,595       (7.2)%
                                                                               -----------    -----------
                           Total..........................................         783,616        777,699        0.8%

Shipments                  LTL............................................       1,321,093      1,240,215        6.5%
                           TL.............................................          17,914         19,104       (6.2)%
                                                                               -----------    -----------
                           Total..........................................       1,339,007      1,259,319        6.3%

Includes Fuel Surcharge (FSC), unless otherwise noted.
There were 63 workdays in the three months ended March 31, 2003.
Includes U.S., Canadian and Puerto Rican operations of ABF affiliates.

Contact: Mr. David E. Loeffler, Vice President, Chief Financial Officer and Treasurer
            Telephone: (479) 785-6157

            Mr. David Humphrey, Director of Investor Relations
            Telephone: (479) 785-6200


                                 END OF RELEASE